ORP DISCUSSION PORTION OF MANAGING DIRECTOR QUARTERLY MEETING

PRESENTATION GIVEN BY
BRIAN FINN,
CREDIT SUISSE FIRST BOSTON

August 14, 2003

Brian Finn: We’ll take some questions. Thankfully, not so many people. That’s a good sign. I think. But I did want to address a couple of questions that we’ve gotten on more than one occasion, just so people hear the answers. Most questions, I think, have been answered privately. Most people are pretty well-informed. But there’s two questions that I wanted to at least address quickly here. One is a change of control question. I made comments last week about change of control and how it impacts your old options.

But I think the question, now that I’ve gotten questions back, feedback from people, is a little bit broader than my answer. And so, really, the question is this. There’s multiple parts to it. What would happen to our options in a change of control transaction? And how should that affect your decision? Let’s start with the options you have today and lay the ground rules, which is: It’s uncertain. You can’t know exactly how it’s going to play out. The Board of Directors and the Compensation Committee at the time of a merger or a sale, if you will, of Credit Suisse Group, has the right to make a judgment as to how the options would be treated.

For those who might think about the transactions in our industry, when Bankers Trust was bought by Deutsche Bank, all the options were cashed out. It was a cash transaction. They were cashed out for intrinsic value and no recognition of the time value. Some people do accept, they ascribe value to the time value, lost that. Obviously, they got a big premium on their shares, and I think most people are probably happy with that result. But there was no recognition of the time value. When Credit Suisse bought DLJ, the opposite happened. When Credit Suisse bought DLJ, the DLJ options were converted into new Credit Suisse options, and actually, the vesting continued. They were left unvested.

So, they were not cashed out, and they were merely rolled into new options of the same life. Essentially the life continued, converted, if you will, based on the exchange ratio, the valuation ratio at the time. So, there are lots of different ways a board could play this, and there’s no certainty. There is a risk if you own 84 franc options and Credit Suisse is acquired in the next six months or multiple years at 60 or 70 or something less than your strike price, that options with the lowest strike price will be cashed out, and options with a higher strike price will be canceled. And that value will go away forever. That is a theoretical possibility. I want to address the probabilities in a minute. But that’s a possibility. The same could happen.

So, the question is not only whether or not you should exchange. The related question is: What should you exchange into? Because if you exchange into options, the same could happen to the new options. If the new options are struck, let’s say the stock is at 40. The new options are struck at 44. The break-even, as I recall, is 57 or something like that for the 65 strike options. It’s certainly possible that Credit Suisse could be acquired somewhere in the future at a price lower than that break-even, and if it’s lower than that break-even, and people have cashed out at intrinsic, you’ll regret that you went into options instead of shares.

So, one argument could be, go into shares instead of options, if that’s a worry. It’s a possibility. I would say, though, if you’re thinking about the context in terms of probabilities, you can make your own judgment on the probabilities if Credit Suisse is acquired. But as a practical matter, if Credit Suisse would be acquired, it would be a $50, $60, $70 billion transaction. It’s unheard of to have $50 billion transactions happen for cash. Almost all mega-transactions, especially in the financial institutions world, where people are so focused on capital, are stock-for-stock mergers.

Smaller deals are not necessarily. But large transactions are usually stock mergers. Typically, in a stock merger, the options would be rolled over, converted into options in the new, in the acquirer. There is no certainty. So, you’ve got to make your own judgment on that. So, the possibility is, if it could be cashed out early. You could lose the time value. Some people would view that as a good thing because you get the premium. It really depends on your strike price and your particular circumstances.

That’s one topic I want to address, and, hopefully, I’ve covered it. If not, let me know if there’s more questions. The other question that I’ve gotten a bunch of times is: Can we get a little more information on our decision? I don’t mean more information than the thick document that you already have. I mean, more outlook, more perspective Credit Suisse financial expectations: What’s the future for this company? The answer is no. Yes and no. What I mean by that is, we’ve toyed with the ability of distributing research reports because there’s a lot of research in Credit Suisse. Ultimately, counsel has advised us that it would be a mistake for us to selectively choose research to distribute to our employees.

There’s lots of public information. You guys have access to all kinds of information. You guys have access to all kinds of research. But if we selectively distribute research, there is some concern, this being an SEC, you know, monitored process, that we could be accused of cherry-picking what research we distribute. Frankly, it’s all in the public domain. It’s simply not worth it to take that risk.

So, we’re not going to give extra information beyond what is already in the documents and what is available publicly. Beyond that, the plan was simply to open to questions here in New York and then to other places around the world. If people have specific questions, we can address them. We even have some HR and options valuation experts who can cover me when I find myself losing ground.

Any questions in New York? No? How about in London? Anywhere else around the world? Telephone or video questions? Hong Kong. I see you. All right. Well, thank you very much. If you have questions, please send them into the HR people or anyone else.

END

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

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